THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SHARES OF THE COMPANY ARE LISTED ON THE NASDAQ STOCK MARKET.
EXHIBIT 10.2

Notice of Grant of Full Value Award Shares and Restricted Stock Units
Joseph M. Gingo
Subject to the terms and conditions of the Amended and Restated 2006 Incentive Plan (the “2006 Plan”) and the 2014 Equity Incentive Plan (the “2014 Plan”) (collectively the “Plans”) and the Award Agreement attached hereto, you have been granted an award of Full Value Shares from the 2014 Plan and an award of Restricted Stock Units from the 2006 Plan (the “Awards”), as follows:

Grant Date:	September 22, 2016
Number of Shares:	Your Awards consist of the following: 25,000 unrestricted Full Value Award Shares (each a Full Value Share”), and 125,000 Restricted Stock Units (each a “Unit” and collectively the “Units”)
Vesting Schedule:	Your Full Value Shares are fully vested upon the Grant Date Your Units will be subject to vesting on a pro rata basis on each of the three anniversaries of the Grant Date
Settlement:	Your Awards will be settled in Shares, depending on whether the terms and conditions described in the Award Agreement, this Notice of Grant, and the applicable Plan are satisfied

This Notice of Grant and Award Agreement describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

•	Read the Plans carefully to ensure you understand how the Plan works; and

•	Read this Notice of Grant and the corresponding Award Agreement carefully to ensure you understand the nature of your Awards and what you must do to earn it.

You may contact Katie Pickle, Global Total Rewards Manager, by telephone ((832) 663-3107) or email (Katie_Pickle@us.aschulman.com) if you have any questions about your Awards or the Award Agreement.

9/22/2016 25432518 V.10

A. SCHULMAN, INC.
AWARD AGREEMENT
A. Schulman, Inc. (the “Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the Amended and Restated 2006 Incentive Plan (the “2006 Plan”) and the 2014 Equity Incentive Plan (the “2014 Plan”) (collectively the “Plans”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the applicable Plan.

1.
Nature of Award. Effective as of the date specified (the “Grant Date”) in the attached Notice of Grant (the “Grant Notice”), the Company hereby grants to the individual identified in the Grant Notice (the “Participant”) awards as set forth in the Grant Notice (the “Awards”). The Awards are subject to the terms and conditions described in the Grant Notice, this Award Agreement, and the applicable Plan.

2.
Number of Shares and Units. The number of Full Value Shares and Units in your Awards are set forth in the Grant Notice. For purposes of this Award Agreement, each Full Value Share or Unit represents the right to receive one Share upon settlement of the Awards, as applicable under the Grant Notice.

3.
Vesting. Your Full Value Shares and Units will be settled or will be forfeited depending on whether the terms and conditions described in this Award Agreement, the applicable Plan and the Grant Notice are satisfied.

(a)
Normal Vesting Date. Your Units will be subject to vesting in accordance with the schedule identified in the Grant Notice (the “Normal Vesting Date”). If the scheduled Normal Vesting Date is a non-business day, the next following business day will be considered the Normal Vesting Date.

(b)	Full Value Shares. All of your Full Value Shares vested immediately upon the Grant Date.

(c)
Units. Your Units will vest on a pro rata basis on each of the first three anniversaries of the Grant Date (one-third each year), provided your employment has not terminated for Cause (as defined by your Employment Agreement dated September 22, 2016) prior to that date.

(d)
Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, your Units will immediately vest in the event of a Change in Control. To the extent that your Units and any Shares related thereto are subject to the requirements of Section 409A of the Code, any Change in Control must also constitute a “change in control event” as defined in Section 409A of the Code.

4.
Effect of Termination. You may forfeit certain of your Award of Units if you terminate employment prior to the Normal Vesting Date, although this will depend on the reason for your termination, as provided below:

(a)
Termination Due to Death, Disability, Retirement, Resignation for Cause, Termination by the Company without Cause, or Termination due to Good Reason. If your employment terminates due to (i) death, (ii) Disability, (iii) Retirement, (iv) Resignation for Cause, (v) termination by the Company without Cause, or (vi) termination by you due to Good Reason (each of (ii)-(vi) as set forth in or based upon circumstances contemplated by your Employment Agreement), your Units will fully vest on the date of your death, Disability, Retirement, Resignation for Cause, termination by the Company without Cause, or termination by you due to Good Reason.

(b)
Termination for Cause. If your employment is terminated by the Company for Cause, all unvested Units will be forfeited on your termination date. Termination for Cause by the Company is the only event of forfeiture under this Agreement and the Employment Agreement.

5.
Settlement. If all applicable terms and conditions have been met, your Awards will be settled according to the terms in the Grant Notice as soon as administratively practicable, but no later than 60 days after the Normal Vesting Date except as otherwise required to comply with Section 409A of the Code.

6.	Other Terms and Conditions.

(a)	Rights Prior to Vesting for Units.

(i)	Voting Rights. You will have no voting rights with respect to the Shares underlying your Units prior to vesting.

(ii)
Dividend Rights. You shall be entitled to receive any cash dividends that are declared and paid with respect to the Shares underlying your Units, subject to the terms and conditions of the 2006 Plan and this Award Agreement. Such dividends shall be subject to the same terms and conditions as the related Units and shall vest and be settled in cash if, when and only to the extent the related Units vest and are settled. In the event a Unit is forfeited under this Agreement, the related dividend equivalent right will also be forfeited.

(b)
Beneficiary Designation. You may name a beneficiary(ies) to receive any portion of your Awards and any other right under the Plans that is unsettled at your death. To do so, you must complete a beneficiary designation form by contacting Katie Pickle, Global Total Rewards Manager, by telephone ((832) 663-3107) or email (Katie_Pickle@us.aschulman.com). If you previously completed a valid beneficiary designation form, such form will apply to the Awards until it is changed or revoked. If you die without correctly completing a beneficiary designation form, or if your designated beneficiary does not survive you, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

(c)
Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Awards. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to you (e.g. from your salary), (ii) withheld from the value of any Awards being settled or any Shares transferred in connection with payment of the Awards, (iii) withheld from the vested portion of any Awards (including Shares transferable thereunder), whether or not being paid at the time the taxable event arises, or (iv) collected directly from you.

Subject to the approval of the Committee, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that you have a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(d)
Transferring Your Awards. Normally, your Awards may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any portion of your Awards that are settled after you die.

(e)
Governing Law. This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(f)
Other Agreements. Your Awards are subject to the terms of any other written agreements between you and the Company or a Related Entity or Affiliate to the extent that those other agreements do not directly conflict with the terms of the Plans or this Award Agreement.

(g)
Adjustments to Your Awards. Subject to the terms of the Plans, your Awards will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Shares will be adjusted to reflect a stock split, a stock dividend, recapitalization, including an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares).

(h)
Other Rules. Your Awards are subject to additional rules as described in the applicable Plan. You should read the Plans carefully to ensure you fully understand all the terms and conditions of your Awards.